                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 21, 2000 (except Notes 9 and 10, as to which the dates are April 3, 2000 and January 9, 2001, respectively) in the Registration Statement (Form S-1) and the related Prospectus of Covad Communications Group, Inc. for the registration of up to $500,000,000 in principal amount of its 6% convertible senior notes due 2005 and 28,129,395 shares of its common stock.

                                                           /s/ Ernst & Young LLP




Walnut Creek, California
January 9, 2001